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                                                                    EXHIBIT 12.1



                            SIMMONS BEDDING COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                PREDECESSOR
                       ---------------------------------------------------
                          FOR THE     FOR THE     FOR THE
                           YEAR        YEAR        YEAR       PERIOD FROM
                           ENDED       ENDED       ENDED     DEC. 29, 2002
                         DEC. 30,    DEC. 29,    DEC. 28,       THROUGH
                           2000        2001        2002      DEC. 19, 2003
                         ---------   ---------   ---------   -------------
                                     (Dollars in thousands)
Pre-tax income (loss)
  from operations....    $(23,355)   $(17,783)   $ 10,285      $(42,941)
Fixed charges:
Interest expense and
  amortization of
  debt discount and
  financing costs....      40,586      39,971      32,193        45,289
Rentals - 13%(1).....       2,002       2,281       2,696         3,911
                         --------    --------    --------      --------
Total fixed
  charges............      42,588      42,252      34,889        49,200
                         --------    --------    --------      --------
Earnings before
  income taxes and
  fixed charges......    $ 19,233    $ 24,469    $ 45,174      $  6,259
                         --------    --------    --------      --------
Ratio of earnings to
  fixed charges(2)...         .45x        .58x       1.29x          .13x
                         --------    --------    --------      --------

                         SUCCESSOR
                       -------------   --------------
                        PERIOD FROM      FOR THE
                       DEC. 20, 2003    YEAR ENDED
                          THROUGH        DEC. 25,
                       DEC. 27, 2003      2004
                       -------------   --------------
                           (Dollars in thousands)
Pre-tax income (loss)
  from operations....   $   (8,017)       $ 36,653
Fixed charges:
Interest expense and
  amortization of
  debt discount and
  financing costs....        4,665          43,899
Rentals - 13%(1).....           88           2,795
                        ----------        --------
Total fixed
  charges............        4,753          46,694
                        ----------        --------
Earnings before
  income taxes and
  fixed charges......   $   (3,264)       $ 83,347
                        ----------        --------
Ratio of earnings to
  fixed charges(2)...            A            1.78x
                        ----------        --------

(1) The percent of rent included in the calculation is a reasonable approximation of the interest factor in the Company's operating leases.

(1) Earnings were insufficient to cover fixed charges in 1999, 2000, 2001 and Predecessor '03 by $12.4 million, $23.4 million, $17.8 million and $42.9 million, respectively.

A- In successor period 2003 the company's earnings were insufficient to cover fixed charges. We would need an amount equal to $8.1 million to cover this deficiency.